Free Writing Prospectus to Preliminary Pricing Supplement No. 9,938

Registration Statement Nos. 333-275587; 333-275587-01

Dated August 20, 2025; Filed pursuant to Rule 433

Morgan Stanley

SPXFP Callable Jump Securities due September 19, 2030

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	S&P 500® Futures Excess Return Index (SPXFP)
Call feature:

Beginning on the first redemption date, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. See the accompanying preliminary pricing supplement.

Early redemption:	Redemption date:		Redemption payment (per security):
	#1	September 25, 2026	$1,171.50
	#2	October 20, 2026	$1,185.792
	#3	November 19, 2026	$1,200.083
	#4	December 18, 2026	$1,214.375
	#5	January 21, 2027	$1,228.667
	#6	February 19, 2027	$1,242.958
	#7	March 18, 2027	$1,257.25
	#8	April 20, 2027	$1,271.542
	#9	May 20, 2027	$1,285.833
	#10	June 18, 2027	$1,300.125
	#11	July 20, 2027	$1,314.417
	#12	August 19, 2027	$1,328.708
	#13	September 20, 2027	$1,343.00
	#14	October 20, 2027	$1,357.292
	#15	November 18, 2027	$1,371.583
	#16	December 20, 2027	$1,385.875
	#17	January 21, 2028	$1,400.167
	#18	February 18, 2028	$1,414.458
	#19	March 20, 2028	$1,428.75
	#20	April 20, 2028	$1,443.042
	#21	May 18, 2028	$1,457.333
	#22	June 21, 2028	$1,471.625
	#23	July 20, 2028	$1,485.917
	#24	August 18, 2028	$1,500.208
	#25	September 20, 2028	$1,514.50
	#26	October 19, 2028	$1,528.792
	#27	November 20, 2028	$1,543.083
	#28	December 20, 2028	$1,557.375
	#29	January 19, 2029	$1,571.667
	#30	February 21, 2029	$1,585.958
	#31	March 20, 2029	$1,600.25
	#32	April 19, 2029	$1,614.542
	#33	May 18, 2029	$1,628.833
	#34	June 21, 2029	$1,643.125
	#35	July 19, 2029	$1,657.417
	#36	August 20, 2029	$1,671.708

	#37	September 20, 2029	$1,686.00
	#38	October 18, 2029	$1,700.292
	#39	November 20, 2029	$1,714.583
	#40	December 20, 2029	$1,728.875
	#41	January 18, 2030	$1,743.167
	#42	February 21, 2030	$1,757.458
	#43	March 20, 2030	$1,771.75
	#44	April 18, 2030	$1,786.042
	#45	May 20, 2030	$1,800.333
	#46	June 21, 2030	$1,814.625
	#47	July 18, 2030	$1,828.917
	#48	August 20, 2030	$1,843.208
Participation rate:	250%
Downside threshold level:	70% of the initial level
Pricing date:	September 15, 2025
Observation date:	September 16, 2030
Maturity date:	September 19, 2030
CUSIP:	61778NU74
Estimated value:	$943.10 per security, or within $55.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225045860/ms9938_424b2-25486.htm

1All payments are subject to our credit risk

Hypothetical Payment at Maturity[1] (if the securities have not been redeemed prior to maturity)
% Change in Closing Level of the Underlier	Payment at Maturity (per security)
+60.00%	$2,500.00
+40.00%	$2,000.00
+20.00%	$1,500.00
0.00%	$1,000.00
-20.00%	$1,000.00
-30.00%	$1,000.00
-31.00%	$690.00
-40.00%	$600.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not guarantee the return of any principal and do not pay interest.

●If we redeem the securities based on the output of a risk neutral valuation model prior to maturity, the appreciation potential of the securities is limited by the fixed redemption payment specified for each redemption date.

●The securities are subject to early redemption risk.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oHigher future prices of a futures contract to which the underlier is linked relative to its current prices may adversely affect the value of the underlier and the value of the securities.

oSuspensions or disruptions of market trading in futures markets could adversely affect the value of the securities.

oLegal and regulatory changes could adversely affect the return on and value of the securities.

●Adjustments to the S&P 500® Futures Excess Return Index could adversely affect the value of the securities.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.